UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2012

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 449-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 26, 2012, Wells Core Office Income REIT, Inc. (which may be referred to herein as the "Registrant," "we," "our" or "us"), through a wholly owned subsidiary, Wells Core Office Income Operating Partnership, LP (“Wells Core OP”), entered into an unsecured credit facility (the “Wells Core Unsecured Debt Facility”) with various lenders named therein; Regions Capital Markets, U.S. Bank National Association ("U.S. Bank"), and J.P. Morgan Securities LLC, serving as joint lead arrangers and bookrunners; Regions Bank (“Regions”), serving as administrative agent; U.S. Bank and JP Morgan Chase Bank, N.A., serving together as syndication agents; and PNC Bank National Association, Union Bank, N.A., and Fifth Third Bank serving together as documentation agents. The Wells Core Unsecured Debt Facility replaces the credit facility, dated as of June 29, 2011, by and between Wells Core OP, Regions and U.S. Bank, as lenders and Regions, as administrative agent.
Under the Wells Core Unsecured Debt Facility, we may borrow up to a total of $300 million (the “Facility Amount”), subject to availability as described below. The Facility Amount is comprised of a revolving credit facility in an amount up to $200 million (the "Wells Core Revolving Facility") and a term loan facility in an amount up to $100 million (the "Wells Core Term Loan Facility"). We also have the right to increase the Facility Amount by an aggregate of $150 million to a total facility amount of $450 million provided that no default has occurred. The Wells Core Revolving Facility also includes a standby letter of credit facility with an initial $20 million sublimit and a swingline facility with an initial $20 million sublimit, in each case subject to availability. Aggregate advances, letters of credit or swingline loans outstanding at any time under the Wells Core Unsecured Debt Facility are subject to availability equal to the lesser of (1) the Facility Amount, (2) 55% multiplied by the value of the properties used to support the Wells Core Unsecured Debt Facility (60% for up to two consecutive quarters immediately following a major acquisition as defined by the Wells Core Unsecured Debt Facility), or (3) an amount which would produce a minimum ratio of the adjusted net operating income of the properties used to support the Wells Core Unsecured Debt Facility to the amount outstanding under the Wells Core Unsecured Debt Facility of not less than 0.11 to 1.0. Draws under the Wells Core Unsecured Debt Facility will be supported by properties directly owned by our subsidiaries which we have elected to add to the borrowing base. These borrowing base properties are not available to be used as collateral for any other debt arrangements. The proceeds of the Wells Core Unsecured Debt Facility may be used by us to acquire properties and for working capital, capital expenditures and other general corporate purposes.
The entire unpaid principal balance of all borrowings and all accrued and unpaid interest thereon under the Wells Core Revolving Facility and the Wells Core Term Loan Facility will be due and payable in full on September 26, 2015 and September 26, 2017, respectively. We have the option to extend the Wells Core Revolving Facility for two periods of twelve months each subject to satisfaction of certain conditions and payment of an extension fee equal to 0.25% of the amount committed under the Wells Core Revolving Facility. We may borrow under the Wells Core Unsecured Debt Facility at rates equal to (1) LIBOR plus the applicable LIBOR Margin (the “LIBOR Rate”) or (2) the greater of (a) the prime rate announced by Regions, (b) the Federal Funds Effective Rate plus 0.50% or (c) the one-month LIBOR (adjusted daily) plus 1.00%, plus the applicable base rate margin (the “Base Rate”). The applicable LIBOR margin under the Wells Core Revolving Facility and Wells Core Term Loan Facility may vary from 1.75% to 2.50% and from 1.65% to 2.40%, respectively, and the applicable base rate margin under the Wells Core Revolving Facility and Wells Core Term Loan Facility may vary from 0.75% to 1.50% and 0.65% to 1.40%, respectively, based on our then current leverage ratio. All swingline loans issued under the Wells Core Unsecured Debt Facility will bear interest at the Base Rate. We generally will be required to make interest-only payments. We also may prepay the Wells Core Unsecured Debt Facility in whole or in part at any time without penalty, subject to reimbursement of any breakage and redeployment costs incurred by lenders in the case of prepayment of LIBOR Rate borrowings.

In connection with the Wells Core Term Loan Facility, the Registrant entered into an interest rate swap agreement (the “Interest Rate Swap”) to effectively fix the interest rate on $75 million (the "Hedged Portion") of the Wells Core Term Loan Facility. The Interest Rate Swap is effective September 26, 2013 and matures on September 26, 2017. Based on the terms of the Interest Rate Swap, the interest rate on the Hedged Portion of the Wells Core Term Loan Facility is effectively fixed beginning September 26, 2013 at 0.891%, plus a margin of 1.65% to 2.40%, based on our then current leverage ratio.

We are required to pay a fee on the unused portion of the Wells Core Revolving Facility in an amount equal to the daily unused amount of the Wells Core Revolving Facility multiplied by a rate per annum equal to (1) 0.35% if we utilize 50% or less of the Wells Core Revolving Facility or (2) 0.25% if we utilize more than 50% of the Wells Core Revolving Facility, payable quarterly in arrears. We will also pay a fee at a rate per annum equal to the Wells Core Revolving Facility applicable margin for LIBOR-based loans on the maximum amount available to be drawn under each letter of credit that is issued and outstanding, payable quarterly in arrears. Additionally, we must pay Regions a one-time fronting fee equal to the greater of (1) $1,500 or (2) 0.125% on the stated amount of each letter of credit issued pursuant to the Wells Core Unsecured Debt Facility, payable at the time of issuance. Wells Core OP's obligations with respect to the Wells Core Unsecured Debt Facility are guaranteed by us and by certain material subsidiaries of Wells Core OP, as defined in the Wells Core Unsecured Debt Facility, pursuant to the terms of a guaranty dated as of September 26, 2012.
The Wells Core Unsecured Debt Facility contains, among others, the following restrictive covenants:

•
The ratio of our total indebtedness to the total value of our assets, as both are defined in the Wells Core Unsecured Debt Facility, may not exceed 0.55 to 1.00, provided that, prior to the termination date of the Wells Core Revolving Facility, such ratio may exceed 0.55 to 1.00 for up to two consecutive quarters immediately following a major acquisition, as defined in the Wells Core Unsecured Debt Facility, during the term of the Wells Core Revolving Facility so long as such ratio does not exceed 0.60 to 1.00 during the same period.

•	Our amount of secured debt may not exceed 40% of our consolidated tangible assets.

•	Our amount of secured recourse debt may not exceed 15% of our consolidated tangible assets.

•	The ratio of our adjusted EBITDA to our fixed charges, including preferred dividends, shall not be less than 1.75 to 1.00.

•	Our tangible net worth may not be less than the sum of (i) $233,786,150, plus (ii) 72.25% of the gross cash proceeds from all equity issuances consummated after September 26, 2012.

Although we expect to comply with these covenants for the duration of the term of the Wells Core Unsecured Debt Facility, depending upon our future operating performance, capital raising success, property and financing transactions and general economic conditions, we cannot assure such compliance.

As of September 26, 2012, the outstanding balance of the Wells Core Unsecured Debt Facility was approximately $109.4 million, which consisted of $100.0 million drawn from the $100.0 million Wells Core Term Loan Facility and $9.4 million drawn from the $200.0 million Wells Core Revolving Facility. The proceeds from the Wells Core Unsecured Debt Facility were used to repay the credit facility, dated as of June 29, 2011, by and between Wells Core OP, Regions and U.S. Bank, as lenders and Regions, as administrative agent and the mortgage loan with Jackson National Life Insurance Company, which we refer to as the Royal Ridge V Loan.

Item 8.01 Other Events

On September 26, 2012, the United States District Court for the District of Georgia granted the defendants' motion for summary judgment in the previously disclosed purported class action and derivative complaint, styled In re Wells Real Estate Investment Trust, Inc. Securities Litigation, against Piedmont Office Realty Trust, Inc. (formerly Wells Real Estate Investment Trust, Inc.); the directors of Piedmont Office Realty Trust, Inc.; certain affiliated entities of Wells Real Estate Funds, Inc.; and certain individuals (including Leo F. Wells, III, our Chairman, and Douglas P.

Williams, our Chief Financial Officer) who formerly served as officers and directors of Piedmont Office Realty Trust, Inc. prior to its internalization of its advisor. As a result, the case has been dismissed. Plaintiffs have the right to appeal.

For more detailed information regarding the litigation, see “Management's Discussion and Analysis of Financial Condition and Results of Operations - Related-Party Transactions and Agreements - Assertion of Legal Action Against Related Parties” in our Current Report on Form 10-Q for the quarterly period ended June 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Dated: October 2, 2012	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer

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